EXHIBIT 99
                               NASDAQ SYMBOL: LASE
                           LASERSIGHT REPORTS YEAR END
                           ---------------------------
                           AND FOURTH QUARTER RESULTS
                           --------------------------

St.  Louis,  MO -- March 18,  1997.....  LaserSight  Incorporated  (NASDAQ:LASE)
reported a fourth quarter net loss of $764,000 or $0.09 per share versus a net income of $973,000 or $0.13 per share a year ago. Non-operating costs relating to litigation and other claims and preferred dividends accounted for $0.02 of the $0.09 per share loss. The Company also reported that fourth quarter revenues were $6.4 million compared to $8.7 million for the same period last year.

Revenue for the year ended December 31, 1996 was $21.5 million versus $26.0 million in 1995. The Company reported a net loss of $4.1 million or $0.56 per share compared with a net income of $4.6 million or $0.64 per share the prior year.

LaserSight's Technology segment had 1996 revenues of $10.6 million compared to $19.9 million in 1995. The Health Care Services segment had 1996 revenues of $10.9 million compared to $6.1 million in 1995. Technology reported an operating loss of $2.0 million in 1996 compared to an operating profit of $4.7 million in 1995. Health Care Services reported an operating loss of $468,000 in 1996 compared to an operating profit of $1.1 million in 1995.

Sales in the fourth quarter of 1996 were $6.4 million compared to $4.5 million in the third quarter of 1996, an increase of $1.9 million or 42%. Technology accounted for $1.6 million of the increase including 22 new laser sales compared to 13 new laser sales in the third quarter. This positive trend in system sales was partially offset by sales returns recognized in the fourth quarter. These returns were attributable to sales made prior to LaserSight's credit and return policies now in place. Beginning in the second quarter of 1996, systems have not been sold with return rights. The fourth quarter returns reduced operating results by approximately $1.2 million resulting in a consolidated operating loss of $801,000.

LaserSight's president and chief executive officer, Michael R. Farris, commented, "We have seen improvements in both our Technology and Health Care Services segments in the fourth quarter. During 1996, the issues relating to returned laser systems have been dealt with; stricter credit terms were instituted; we eliminated the right to return laser units; and our field service department was expanded. Based upon these improvements, the Company is now pursuing debt financing to capitalize its business plan going forward."

Health Care Services revenues were $3.0 million in the fourth quarter of 1996 compared to $2.7 million in the third quarter of 1996. This segment incurred an operating loss of $175,000 in the fourth quarter compared to $556,000 in the third quarter of 1996. The improved results are due, primarily, to a reduced loss in The Farris Group subsidiary, the only subsidiary that reported a fourth quarter loss in this segment.

Mr. Farris also noted, "During 1996 we added business development capability to MEC and aligned The Farris Group with the managed vision care business. The Company incurred costs associated with these changes, but we are better positioned to focus intensely on securing managed vision care contracts and provider network development. We will continue to focus on the progress of each of our subsidiaries individually to position the company for future growth."

LaserSight also announced the Company is engaged in negotiations with Foothill Capital Corporation (Foothill), a commercial finance unit of Norwest Corporation, for a loan of up to $8 million to be secured by substantically all of the Company's presently unencumbered accounts receivable and other assets. In connection with the loan, the Company expects to issue warrants to purchase a number of shares of Common Stock equal to approximately six percent of the shares presently outstanding. While there can be no assurance as to whether or when, or on what terms, such financing can be completed, the Company has executed a commitment letter with Foothill and loan documentation is underway.

Craig Noell, senior vice president of Foothill, commented, "We have been impressed both by the management of LaserSight as well as its technology. We are also impressed by the potential for their business in managed vision care. We feel that they are positioned to execute on a well thought out business plan for the future."

LaserSight also noted that the escrow agreement associated with the patent agreement between LaserSight and IBM, previously announced on February 20, 1997, has been negotiated and executed. Per the agreement, LaserSight will place $1 million in LaserSight common stock into escrow as consideration of the agreement.

LaserSight Incorporated is a holding company with four operating subsidiaries engaged in the business of ophthalmic laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports and the Company's prospectus dated July 12, 1996 (File No. 333-2198).

Following are selected financial results:

                                                               Three Months Ended                Twelve Months Ended
                                                        (In 000's Except Per Share Data)   (In 000's Except Per Share Data)
                                                             12/31/96     12/31/95             12/31/96      12/31/95
                                                             --------     --------             --------      --------
Total Revenues                                               $  6,434       $8,657             $ 21,504      $25,988
Cost of Sales/Provider Payments                                 2,379        2,295                7,637        5,635
Gross Profit                                                    4,055        6,362               13,867       20,353
Research & Development and Regulatory                             347          541                1,720        1,461
Selling, General & Administrative Expenses                      4,509        4,660               17,107       14,340
Operating Income (Loss)                                          (801)       1,161               (4,960)       4,552
Other Income (Expense)                                             17          (15)                (253)       1,438
 Income Tax (Expense) Benefit                                      20         (173)               1,139       (1,398)
Net Income (Loss)                                                (764)         973               (4,074)       4,592
Dividends on Preferred Stock                                      (13)           -                 (359)           -
Income (Loss) applicable to
  Common Shareholders                                            (777)         973               (4,433)       4,592
Earnings (Loss) Per
  Common Share - Primary                                      $ (0.09)      $ 0.13            $   (0.56)      $ 0.64
Weighted Average Number
  of Common Shares and
  Equivalents Outstanding - Primary                             8,635        7,704                7,894        7,225

Selected Balance Sheet Data:


                                                          December 31, 1996                  December 31, 1995
                                                             (In 000's)                         (In 000's)
                                                             ----------                         ----------

Cash and Equivalents                                           $  2,004                           $  1,598
Accounts and Notes Receivable (Current)                           8,618                             10,345
Total Current Assets                                             15,643                             14,380
Total Current Liabilities                                         5,622                              7,108
Stockholders' Equity                                             26,769                             20,420

For additional information please contact:                Marti Benfield,
                                                          Manager, Investor Relations
                                                          (314)  469-3220